UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29540


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 2)(1)


                               WHITTMAN-HART, INC.
         ---------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                    966834103
                     ---------------------------------------
                                 (CUSIP Number)




--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

                                  SCHEDULE 13G

CUSIP No. 966834103                                        Page 2 of 6 Pages

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


             Robert F. Bernard
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  / /
             Not Applicable                               (b)  / /
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
                          12,918,608
                --------------------------------------------------------------
  NUMBER OF      6.  SHARED VOTING POWER
   SHARES
 BENEFICIALLY             0
   OWNED BY     --------------------------------------------------------------
     EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
 PERSON WITH
                          12,918,608
                --------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,918,608
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             No
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             24.49%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

                                Page 2 of 6 pages

Item 1(a) Name of Issuer:

               Whittman-Hart, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

               311 South Wacker Drive
               Suite 3500
               Chicago, Illinois 60606-6618

Item 2(a) Name of Person Filing:

               Robert F. Bernard

Item 2(b) Address of Principal Business Office:

               311 South Wacker Drive
               Suite 3500
               Chicago, Illinois 60606-6618

Item 2(c) Citizenship:

               United States

Item 2(d) Title of Class of Securities:

               Common Stock, par value $.001 per share

Item 2(e) CUSIP Number

               966834103

Item 3.   Type of Person:

               Not Applicable


                                Page 3 of 6 pages

Item 4.   Ownership:

          (a)  Amount Beneficially Owned:

               12,918,608 (2)

          (b) Percent of Class:

                 24.49%(2)

          (c) Number of shares as to which person has:

               (i)   Sole power to vote or to direct the vote:
                     12,918,608 (2)

               (ii)  Shared power to vote or to direct the
                     vote:      0

               (iii) Sole power to dispose or to direct the
                     disposition of: 12,918,608 (2)

               (iv)  Shared power to dispose or to direct the
                     disposition of:    0


------------------------------
(2) Includes 88,836 shares which Mr. Bernard has the right to acquire within 60 days of February 28, 1999 pursuant to the exercise of stock options held by Mr. Bernard.


                                Page 4 of 6 pages

Item 5.   Ownership of Five Percent or less of a Class:

               Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person:

               Not Applicable

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8.   Identification and Classification of Members of the
          Group:

               Not Applicable

Item 9.   Notice of Dissolution of Group:

               Not Applicable

Item 10.  Certification:

               Not Applicable


                                Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 1, 1999


                                     \s\ Robert F. Bernard \s\
                                   -----------------------------------
                                       Robert F. Bernard







                                Page 6 of 6 pages